Exhibit 99.B.4.11 RELIASTAR LIFE INSURANCE COMPANY A Stock Company
Home Office: Minneapolis, Minnesota	ING Service Center: Minot, North Dakota

                                                              FIXED ACCOUNT D RIDER

This Rider is part of your Contract. The provisions in this Rider supersede any conflicting provisions in your Contract or in any prior rider.

There is no charge for this Rider.

"We" are ReliaStar Life Insurance Company.
"You" are the Owner of the Contract according to our records.

Definition of Terms - Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

                Contract Value - The Contract Value as defined in the Contract,
                1.      Plus the Fixed Account D Contract Value (as shown below),
                2.      Plus the value of any other investment options added to the Contract by rider or endorsement.

                Fixed Account D - The account under this Rider that guarantees both principal and interest. Fixed Account
                D is held in our General Account. We have complete ownership and control of the assets in the General
                Account.

Guaranteed Minimum Interest Rate - The effective yearly interest rate credited to Fixed Account D will never be less than [1%-3%].

Fixed Account D - If we are currently allowing such activity, you can elect to have Purchase Payments allocated to Fixed
Account D, and you may reallocate Variable Account Contract Value to Fixed Account D. We reserve the right at any time to not allow allocations and reallocations to Fixed Account D due to market conditions. Purchase Payments allocated, and Contract Value reallocated, to Fixed Account D will be credited with interest at rates we determine from time to time.
The interest rate will never be less than the Guaranteed Minimum Interest Rate.

Fixed Account D Contract Value - The Fixed Account D Contract Value on any Valuation Date is:

1.     The sum of your Purchase Payment(s) allocated to Fixed Account D;
2.     Plus any reallocations from the Variable Account to Fixed Account D;
3.     Plus interest credited to Fixed Account D;
4.     Less any previous partial withdrawals, loans (if applicable), and amounts applied to purchase partial annuity payouts;
5.     Less any previous reallocation to the Variable Account; and
6.     Less premium taxes deducted, if any; and
7.     Less any charges related to optional riders attached to the Contract.

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Interest Crediting - Interest will be credited and compounded daily to Fixed Account D using the daily equivalents of effective yearly interest rates. This refers to the yield that results after interest has compounded daily for a full year.

We guarantee an effective yearly interest rate that complies with the nonforfeiture laws that are in effect on the issue date for the state in which this contract was delivered. In no circumstance will the effective yearly interest rate be less than the
Guaranteed Minimum Interest Rate.

We may credit interest in excess of the Guaranteed Minimum Interest Rate. Any interest rate in excess of the Guaranteed
Minimum Interest Rate will be declared at the beginning of the period for which it is payable.

Interest rates are set at our complete discretion and consider many factors, including, but not limited to: investment yield rates, taxes, Guaranteed Minimum Interest Rate, contract persistency, desired profit margin, and other experience and competitive factors.

Reallocations from Fixed Account D - Before the Start Date, amounts in Fixed Account D may be reallocated at any time to the Variable Account, subject to the requirements below.

During each rolling 12-month period, 20% of the amount in Fixed Account D may be reallocated to the Variable Account.
The amount available for reallocation is based on the Contract Value in Fixed Account D on the date we receive the reallocation request in a manner acceptable to us at our Service Center, reduced by any amount withdrawn, reallocated, taken as a loan (if applicable) or used to purchase an annuity payment during the 12 months prior to the reallocation request. In addition, we reserve the right to reduce the amount available for reallocation by amounts withdrawn under a systematic withdrawal option. We may, on a non-discriminatory basis, allow reallocations of a larger percentage.

Twenty percent of the amount in Fixed Account D may be reallocated in each of four consecutive 12 month periods and the balance reallocated in the fifth 12-month period subject to the following conditions:

1.	During the five-year period, no additional amounts are allocated to or reallocated from Fixed Account D;

2.	We will include any amounts reallocated, taken as a loan (if applicable) or used to purchase annuity payments during the prior 12-month period when calculating the amount which equals 20%; and

3.	We reserve the right to include amounts paid under a systematic withdrawal option when calculating the amount which equals 20%.

We reserve the right to waive the reallocation limit when the amount in Fixed Account D is less than $2,000. We may, on a non-discriminatory basis, allow reallocations of a larger percentage.

On a non-discriminatory basis, we reserve the right to impose a charge of up to $25 for each reallocation.

No reallocations to or from Fixed Account D may be made after the Start Date.

Partial Withdrawals from Fixed Account D - The Owner may request a partial withdrawal from Fixed Account D. The withdrawal will be made on a pro rata basis from all unloaned portions in the Sub-Accounts and Fixed Account D. If another method of allocation is desired, you must request that in writing to us. By law, we have the right to defer payment of withdrawals from Fixed Account D for up to six months from the date we receive your request, after making written request and receiving written approval from the state Insurance Commissioner.

Each 12-month period, twenty percent (20%) of the Fixed Account D Contract Value may be withdrawn from Fixed
Account D. The amount available for withdrawal is based on the Contract Value in Fixed Account D on the date we receive the withdrawal request in a manner acceptable to us at our Service Center, reduced by any amount withdrawn, reallocated, taken as a loan (if applicable), or used to purchase annuity payments during the 12 months prior to the request. In addition, we reserve the right to reduce the amount available by deducting any amount withdrawn under a systematic withdrawal option.

Full Withdrawal from Fixed Account D - If the Owner requests a full withdrawal of the Contract Value, we will pay any amounts in Fixed Account D in five annual installments equal to:

1.	One-fifth of the Contract Value in Fixed Account D as of the date we receive the withdrawal request at our Service
Center reduced by the amount, if any, reallocated, withdrawn, taken as a loan (if applicable) or used to purchase annuity payments during the prior 12 months; then

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2.	One-fourth of the remaining amount 12 months later; then
3.	One-third of the remaining amount 12 months later; then
4.	One-half of the remaining amount 12 months later; then
5.	The balance of the Contract Value in Fixed Account D 12 months later.

When we receive a request for a full withdrawal, no additional reallocations, partial withdrawals or loans (if applicable) are allowed. The Owner may cancel a full withdrawal request from Fixed Account D at any time.

Waiver of Full and Partial Withdrawal Restrictions - The full and partial withdrawal restrictions do not apply when the full or partial withdrawal is:

1.	Due to the Owner's death prior to the Start Date and is made within six months of the date of death;
2.	Used to purchase annuity payments on a life contingent basis or payments for a stated period on a fixed only basis;
3.	Due to disability, extended confinement, or Terminal Illness, within the meaning of the Code, and as described in the Contract provisions governing the waivers of the withdrawal charge;

4.	To satisfy minimum distribution requirements; or
5.	Due to other conditions as we may allow without discrimination.

Withdrawal Charge Applicable to Amounts in Fixed Account D - The value of Purchase Payments allocated to Fixed
Account D is included in the calculation of the withdrawal charge upon partial or full withdrawal of amounts from the
Contract. However, the portion of the withdrawal charge attributable to the amount withdrawn from Fixed Account D will be waived. The amount of the withdrawal charge waived will be equal to the withdrawal charge as calculated in Section 6 of the Contract, multiplied by the percentage that the amount withdrawn from Fixed Account D bears to the total amount withdrawn.

Any annuity payout, cash surrender or death benefit available under the Contract will not be less than the minimum benefits required by any statute in the state in which this Contract is delivered.

Interest on Death Benefit - Any death benefit paid under this Contract from Fixed Account D will include interest from the
Death Benefit Valuation Date until the death benefit is paid at a rate not less than that required by law.

Effective Date - [03/31/2006]

Notwithstanding anything else in your Contract, the provisions of this Rider are controlling.

All other terms and conditions as defined in the Contract remain unchanged, unless otherwise defined in this Rider.

                                                      RELIASTAR LIFE INSURANCE COMPANY

President                                                                                                            Secretary

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